Ex: 99.1

                                                             NASDAQ SYMBOL: FSLA

FIRST SENTINEL BANCORP, INC.
1000 Woodbridge Center Drive, PO Box 5003, Woodbridge, New Jersey 07095
Phone: (732) 726-9700      Internet: www.firstsentinelbancorp.com


NEWS RELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
April 25, 2003

CONTACTS:

Thomas M. Lyons                                            Ann C. Clancy
Senior Vice President,                                     Investor Relations
Chief Financial Officer                                    (732) 726-9700 x5514
(732) 726-9700 x5542



          FIRST SENTINEL ANNOUNCES 8.4% INCREASE IN FIRST QUARTER 2003
                                  DILUTED EPS



WOODBRIDGE, NJ, APRIL 25, 2003. First Sentinel Bancorp, Inc. (NASDAQ: FSLA), ("First Sentinel" or the "Company"), parent company of First Savings Bank (the "Bank"), reported basic and diluted earnings per share of $0.24 for the first quarter of 2003, representing increases of 8.5% and 8.4%, respectively, over first quarter 2002 basic and diluted earnings per share of $0.22. The Company reported net income of $6.6 million for each of the quarters ended March 31, 2003, and 2002.

Annualized return on average equity increased 55 basis points to 11.98% for 2003, from 11.43% for the comparable 2002 period. Annualized return on average assets was 1.16% for the March 2003 quarter, compared to 1.22% for the same period in 2002. Annualized non-interest expense to average assets, exclusive of amortization of intangibles and distributions on Company-obligated mandatorily redeemable preferred capital securities ("preferred capital securities"), was 1.22% for the first quarter of 2003, compared to 1.17% for the same period in 2002.

Commenting on the quarter's results, President and CEO Christopher Martin said, "In this challenging economic environment, we remain focused on maintaining our balance sheet's integrity and will not sacrifice asset quality or assume undue interest rate risk in pursuit of short-term earnings enhancement. Recognizing the pressure on our net interest margin resulting from historically low interest rates, we believe it prudent to maintain an asset sensitive position and structure our balance sheet for future economic recovery."

RESULTS OF OPERATIONS

Net interest income totaled $15.0 million for each of the quarters ended March 31, 2003 and 2002. Interest income decreased $2.3 million, or 7.5%, to $28.8 million for the three months ended March 31, 2003, from $31.1 million for the comparable 2002 period. The average balance of loans decreased $31.3 million, or 2.5%, to $1.2 billion for the first quarter of 2003, compared with the first three months of 2002, as the decline in the Company's 1-4 family mortgage portfolio attributable to increased prepayments was only partially offset by growth in non-residential and construction mortgage lending. Interest income on loans decreased $2.2 million, reflecting the decline in market interest rates and the amortization of deferred loan costs associated with mortgage loan prepayments, as the average yield on loans declined 55 basis points to 6.24%. Average investment and mortgage-backed securities, including Fed funds sold and investments in Federal Home Loan Bank stock, grew $104.3 million, or 12.5%, to $937.4 million for the quarter ended March 31, 2003, compared with the same period last year, as prepayments resulting from low mortgage rates provided additional investable funds. Income on such investments, however, declined $133,000 as the average yield fell 58 basis points to 4.09% for the first quarter of 2003.

Interest expense decreased $2.3 million, or 14.4%, to $13.8 million for the three months ended March 31, 2003, from $16.1 million for the comparable 2002 period. The decrease in interest expense was primarily attributable to a $1.9 million, or 31.2%, decrease in interest paid on certificates of deposit during the first quarter of 2003 compared with 2002. The average balance of certificates of deposit declined $52.7 million, or 8.1%, for the quarter ended March 31, 2003, compared with the same period in 2002, while the average rate paid on certificates decreased 94 basis points to 2.81%. Average core deposits, consisting of checking, savings and money market accounts, increased $105.1 million, or 15.4%, to $789.8 million for the three months ended March 31, 2003, compared with the same period of 2002. Within these core accounts, average non-interest bearing deposits grew $12.6 million, or 20.8%, to $73.1 million for the first quarter of 2003 compared with 2002. The ratio of average core deposits to total deposits improved to 57% for the three months ended March 31, 2003, from 51% for the same period in 2002. The average rate paid on all core deposits declined to 1.04% for the quarter ended March 31, 2003, from 1.71% for the same period of 2002.

The Company's net interest margin declined ten basis points to 2.77% for the first quarter of 2003, from 2.87% for the first quarter of 2002. Net interest margin decreased four basis points from 2.81% for the fourth quarter of 2002. Interest rate spread was 2.43% for the first quarter of 2003, compared with 2.42% for the first quarter of 2002 and 2.43% for the fourth quarter of 2002.

First Sentinel did not record a provision for loan losses during the quarter ended March 31, 2003, compared to $100,000 for the same period in 2002, as a result of a reduction in loan portfolio size and improvements in asset quality. The reserve balance of $12.8 million at March 31, 2003, represented 1.04% of total loans and more than nine times non-performing loans. Total non-performing assets decreased to $1.4 million at March 31, 2003, from $2.0 million for the comparable 2002 period. The ratio of non-performing assets to total assets improved to 0.06% for the first quarter of 2003, from 0.09% for the first quarter of 2002.

Non-interest income increased $473,000 to $2.4 million for the quarter ended March 31, 2003, from $2.0 million for the same period in 2002. The first quarter of 2003 included net gains on sales of loans and securities totaling $893,000, compared with $116,000 for the first quarter of 2002. During the quarter ended March 31, 2003, the Company recognized gains on the sale of higher coupon mortgage-backed securities that demonstrated a significant propensity to prepay, as well as several corporate debt obligations that had attained their price target. Partially offsetting this was a decline in fees and service charges of $352,000, to $888,000 for the first quarter of 2003. Prior year fees and service charges included approximately $600,000 in a prepayment fee received upon the early termination of a $14.9 million commercial real estate loan. Excluding the impact of this substantial prepayment penalty in 2002, the net increase in fees and service charges in 2003 was attributable to revisions to the Company's fee structure implemented in July 2002, as well as growth in the assessable customer base.

Non-interest expense increased $513,000, or 7.3%, to $7.6 million for the quarter ended March 31, 2003, compared with 2002, primarily as a result of staff and wage increases and increased healthcare, pension and ESOP costs. The Company's efficiency ratio, calculated as the sum of net interest income and non-interest income (excluding net gains on sales of loans and securities), divided by non-interest expense (excluding distributions on preferred capital securities), was 42.80% for the first quarter of 2003, compared with 38.77% for the first quarter of 2002.

FINANCIAL CONDITION

Total assets increased $34.2 million from December 31, 2002, to $2.3 billion at March 31, 2003. Loans receivable, net increased $13.9 million from December 31, 2002, to $1.2 billion at March 31, 2003. Originations during the first quarter of 2003 were $182.2 million, compared with $160.8 million for the fourth quarter of 2002 and $197.1 million during the first quarter of 2002. In addition, the Company purchased $3.3 million of primarily 1-4 family, adjustable-rate mortgages during the quarter. The loan pipeline, consisting of loan applications in the process of approval, amounted to $122.7 million at March 31, 2003. The Company sold $11.9 million of fixed-rate, 1-4 family mortgage loans at a net gain of $10,000 during the first quarter of 2003 as part of its interest rate risk management process. Of the total loan portfolio at March 31, 2003, 1-4 family mortgage loans comprised 67.0%, home equity loans comprised 9.1% and commercial real estate, multi-family and construction loans comprised 22.6%.

Investment and mortgage-backed securities available for sale increased $13.8 million, or 1.5%, during the quarter ended March 31, 2003, to $918.6 million. Purchases during the quarter consisted of securities with reduced extension risk that will provide cash flow to support future lending activity.

Total deposits increased $18.1 million, or 1.3%, during the quarter to $1.4 billion. Core deposits increased to $819.4 million, or 58.3% of total deposits at March 31, 2003, compared to $785.2 million, or 56.6% of total deposits at December 31, 2002. Borrowings increased $25.0 million, or 4.2%, to $621.6 million at March 31, 2003, as the Company took advantage of the historically low rates available for long-term asset/liability positioning.

Stockholders' equity decreased $6.9 million, or 3.1%, to $214.3 million during the first three months of 2003. The Company announced a 10.5% increase in its dividend rate to $0.105 per share and the authorization of a 5% stock repurchase program in February 2003. The Company acquired 866,000 shares at an average cost of $14.26 per share during the period. Stated and tangible book value per share at March 31, 2003, were $7.77 and $7.61, respectively.


First Savings Bank operates through 23 branch offices in Middlesex, Monmouth, Somerset, Mercer and Union Counties, New Jersey.


Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a large number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share data)

                                                                                     March 31,     December 31,
                                                                                       2003            2002
                                                                                    -----------    -----------
                                                                                    (unaudited)
ASSETS
Cash and due from banks .........................................................   $    30,521    $    21,695
Federal funds sold ..............................................................        42,600         44,250
                                                                                    -----------    -----------
     Total cash and cash equivalents ............................................        73,121         65,945
Federal Home Loan Bank of New York (FHLB-NY) stock, at cost .....................        22,081         20,835
Investment securities available for sale ........................................       113,243        114,219
Mortgage-backed securities available for sale ...................................       805,386        790,562
Loans receivable, net ...........................................................     1,215,129      1,201,210
Interest and dividends receivable ...............................................        10,823         11,055
Premises and equipment, net .....................................................        16,237         15,882
Core deposit intangibles ........................................................         4,358          4,568
Other assets ....................................................................        30,853         32,758
                                                                                    -----------    -----------
     Total assets ...............................................................   $ 2,291,231    $ 2,257,034
                                                                                    ===========    ===========

--------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits ........................................................................   $ 1,406,077    $ 1,387,986
Borrowed funds ..................................................................       621,623        596,663
Advances by borrowers for taxes and insurance ...................................         9,978          9,615
Other liabilities ...............................................................        14,246         16,570
                                                                                    -----------    -----------
    Total liabilities ...........................................................     2,051,924      2,010,834
                                                                                    -----------    -----------

Company-obligated mandatorily redeemable preferred capital securities of a
    subsidiary trust holding solely junior subordinated debentures of the Company        25,000         25,000
                                                                                    -----------    -----------

STOCKHOLDERS' EQUITY
Preferred Stock; authorized 10,000,000 shares; issued and outstanding - none ....            --             --
Common Stock, $.01 par value, 85,000,000 shares authorized;
     43,106,742 and 27,584,150 shares issued and outstanding at 3/31/03 and
     43,106,742 and 28,422,028 shares issued and outstanding at 12/31/02 ........           430            430
Paid-in capital .................................................................       203,106        203,229
Retained earnings ...............................................................       166,801        163,681
Accumulated other comprehensive income ..........................................        11,221          9,776
Treasury stock ..................................................................      (157,284)      (145,480)
Common Stock acquired by the Employee Stock Ownership Plan (ESOP) ...............        (9,174)        (9,404)
Common Stock acquired by the Recognition and Retention Plan (RRP) ...............          (793)        (1,032)
                                                                                    -----------    -----------
     Total stockholders' equity .................................................       214,307        221,200
                                                                                    -----------    -----------
     Total liabilities and stockholders' equity .................................   $ 2,291,231    $ 2,257,034
                                                                                    ===========    ===========

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share data) (Unaudited)

                                                        Quarter Ended March 31,
                                                      -------------------------
                                                          2003          2002
                                                      -----------   -----------
INTEREST INCOME:
  Loans .........................................     $    19,193   $    21,395
  Investment and mortgage-backed securities
    available for sale ..........................           9,588         9,721
                                                      -----------   -----------
     Total interest income ......................          28,781        31,116
                                                      -----------   -----------

INTEREST EXPENSE:
  Deposits:
   NOW and money market demand ..................           1,336         2,095
   Savings ......................................             722           838
   Certificates of deposit ......................           4,180         6,074
                                                      -----------   -----------
     Total interest expense - deposits ..........           6,238         9,007
  Borrowed funds ................................           7,532         7,076
                                                      -----------   -----------
     Total interest expense .....................          13,770        16,083
                                                      -----------   -----------

     Net interest income ........................          15,011        15,033
  Provision for loan losses .....................              --           100
                                                      -----------   -----------
     Net interest income after provision for loan
       losses ..................................           15,011        14,933
                                                      -----------   -----------

NON-INTEREST INCOME:
  Fees and service charges ......................             888         1,240
  Net gain on sales of loans and securities .....             893           116
   Income on Bank Owned Life Insurance ..........             398           415
  Other income ..................................             244           179
                                                      -----------   -----------
     Total non-interest income ..................           2,423         1,950
                                                      -----------   -----------

NON-INTEREST EXPENSE:
  Compensation and benefits .....................           4,311         3,964
  Occupancy .....................................             646           558
  Equipment .....................................             428           438
  Advertising ...................................             255           175
  Federal deposit insurance .....................              58            59
  Amortization of core deposit intangibles ......             210           212
  Distributions on preferred capital securities .             472           498
  General and administrative ....................           1,171         1,134
                                                      -----------   -----------
     Total non-interest expense .................           7,551         7,038
                                                      -----------   -----------

     Income before income tax expense ...........           9,883         9,845

Income tax expense ..............................           3,333         3,244
                                                      -----------   -----------

     Net income .................................     $     6,550   $     6,601
                                                      ===========   ===========

Basic earnings per share ........................     $      0.24   $      0.22
                                                      ===========   ===========

Weighted average shares outstanding - Basic .....      26,945,588    29,459,563
                                                      ===========   ===========

Diluted earnings per share ......................     $      0.24   $      0.22
                                                      ===========   ===========

Weighted average shares outstanding - Diluted ...      27,652,037    30,198,768
                                                      ===========   ===========

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

                                                                            Quarter Ended March 31,
                                              ----------------------------------------------------------------------------------
                                                                2003                                      2002
                                              ---------------------------------------    ---------------------------------------
                                                Average                     Average        Average                     Average
                                                Balance     Interest      Yield/Cost       Balance      Interest     Yield/Cost
                                              ----------   ----------    ------------    ----------    ----------   ------------
ASSETS
  Interest-earning assets:
   Federal funds sold .....................   $   34,354   $      101         1.18%      $   54,362    $      228        1.68%
   Investment securities available for
     sale (1) .............................      131,618        1,644         5.00          137,617         1,931        5.61
   Mortgage-backed securities available
     for sale .............................      771,408        7,843         4.07          641,076         7,562        4.72
                                              ----------   ----------                    ----------    ----------
     Total investments ....................      937,380        9,588         4.09          833,055         9,721        4.67

   Mortgage loans .........................    1,103,789       17,353         6.29        1,128,874        19,160        6.79
   Home equity loans ......................       62,892        1,074         6.83           71,882         1,312        7.30
   Home equity lines of credit ............       48,278          562         4.66           40,604           546        5.38
   Other loans ............................       15,057          204         5.42           19,913           377        7.57
                                              ----------   ----------                    ----------    ----------
     Total loans ..........................    1,230,016       19,193         6.24        1,261,273        21,395        6.79
                                              ----------   ----------                    ----------    ----------

  Total interest-earning assets ...........    2,167,396       28,781         5.31        2,094,328        31,116        5.94
  Non-interest earning assets .............       92,927                                     74,389
                                              ----------                                 ----------
        Total assets ......................   $2,260,323                                 $2,168,717
                                              ==========                                 ==========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
  Interest-bearing liabilities:
   NOW and money market accounts ..........   $  491,108   $    1,336         1.09%      $  439,538    $    2,095        1.91%
   Savings accounts .......................      225,574          722         1.28          184,617           838        1.82
   Certificates of deposit ................      595,202        4,180         2.81          647,890         6,074        3.75
                                              ----------   ----------                    ----------    ----------
     Total interest-bearing deposits ......    1,311,884        6,238         1.90        1,272,045         9,007        2.83

   Borrowed funds .........................      601,673        7,532         5.01          556,569         7,076        5.09
                                              ----------   ----------                    ----------    ----------
  Total interest-bearing liabilities ......    1,913,557       13,770         2.88        1,828,614        16,083        3.52
  Non-interest bearing deposits ...........       73,082                                     60,485
  Other liabilities .......................       54,950                                     48,529
                                              ----------                                 ----------
        Total liabilities .................    2,041,589                                  1,937,628
  Stockholders' equity ....................      218,734                                    231,089
                                              ----------                                 ----------
        Total liabilities and stockholders'
            equity ........................   $2,260,323                                 $2,168,717
                                              ==========   ----------    ---------       ==========    ----------   ---------
Net interest income/interest rate spread ..                $   15,011         2.43%                    $   15,033        2.42%
                                                           ==========    =========                     ==========   =========
Net interest-earning assets/net interest
   margin .................................   $  253,839                      2.77%      $  265,714                      2.87%
                                              ===========                =========       ==========                 =========
Ratio of interest-earning assets
   to interest-bearing liabilities ........         1.13X                                      1.15X
                                              ==========                                 ==========

(1) Includes FHLB-NY stock.

FINANCIAL SUMMARY
(Dollars in thousands, except share data) (unaudited)


                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                        -----------------------
                                                           2003           2002
                                                         --------      --------
INCOME STATEMENT
Net Interest Income                                      $ 15,011      $ 15,033
Provision for Loan Losses                                      --           100
Non-interest Income                                         2,423         1,950
Non-interest Expense                                        7,551         7,038
Pre-tax Income                                              9,883         9,845
Income Tax Expense                                          3,333         3,244
Net Income                                                  6,550         6,601
Basic Earnings Per Share                                 $   0.24      $   0.22
Diluted Earnings Per Share                               $   0.24      $   0.22
Dividends Declared Per Share                             $  0.105      $  0.075
Dividend Payout Ratio                                       43.20%        33.47%
Interest Rate Spread                                         2.43          2.42
Net Interest Margin                                          2.77%         2.87%

PROFITABILITY
Annualized Return on Average Assets                          1.16%         1.22%
Annualized Return on Average Equity                         11.98         11.43
Annualized Non-interest Expense/Average Assets (1) (2)       1.22          1.17
Net Interest Income/Non-interest Expense (1) (2)           218.53        237.56
Efficiency Ratio (2)                                        42.80%        38.77%


(1) Excludes amortization of intangibles.
(2) Excludes distributions on preferred capital securities.

(Dollars in thousands, except share data) (unaudited)


                                                    THREE MONTHS ENDED MARCH 31,
                                                   -----------------------------
                                                        2003           2002
                                                   ------------    ------------
ASSET QUALITY
Net Charge-Offs (Recoveries) ("NCO")               $          2    $         (1)
REO Expenses                                                 10               3
Non Accrual Loans                                         1,125           1,681
Loans 90+ and Still Accruing                                294             256
Non Performing Loans                                      1,419           1,937
Real Estate Owned ("REO")                                    --              42
Non Performing Assets                              $      1,419    $      1,979

CREDIT QUALITY
NCO/Loans                                                  0.00%           0.00%
NCO & REO Expense/Loans & REO                              0.00            0.00
Non Performing Loans/Loans                                 0.12            0.15
Non Performing Assets/Loans & REO                          0.12            0.16
Non Performing Assets/Assets                               0.06            0.09
Allowance/Non Performing Loans                           904.02          672.84
Allowance/Loans                                            1.04            1.03
REO/Non Performing Assets                                  0.00            2.12
Allowance/Non Performing Assets                          904.02%         658.56%

BALANCE SHEET (PERIOD END BALANCES)
Investment Securities and FHLB stock               $    135,324    $    144,740
Mortgage-backed Securities                              805,386         692,570
Loans, net of unearned and deferred fees              1,227,957       1,264,238
Allowance for Loan Losses                                12,828          13,033
Assets                                                2,291,231       2,194,261
Deposits                                              1,406,077       1,351,494
Borrowings                                              621,623         570,778
Stockholders' Equity                               $    214,307    $    224,812

Total Shares Outstanding                             27,584,150      30,240,209
Stated Book Value                                  $       7.77    $       7.43
Tangible Book Value                                $       7.61    $       7.26







                                       ###